Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

April 6, 2023
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161
Clean Vision Corporation 2711 N. Sepulveda Blvd. #1051 Manhattan Beach, CA 90266	www. lucbro.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Clean Vision Corporation, a Nevada corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”). The Company is filing the Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), by a certain selling stockholder (the “Selling Stockholder”) of up to 23,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares include:

(i)	up to 3,000,000 Shares issued to the Selling Stockholder (the “Commitment Stock”) pursuant to that certain Securities Purchase Agreement between the Company and the Selling Stockholder dated December 9, 2022; and

(ii)	up to 20,000,000 Shares issuable to the Selling Stockholder solely upon an event of default (the “Conversion Stock”) under that certain Promissory Note issued to the Selling Stockholder on December 9, 2022 (the “Note”) in the principal amount of $300,000.

The offering of the Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

•	The Commitment Stock has been duly authorized, validly issued, fully paid and non-assessable.

•	The Conversion Stock has been duly authorized by all necessary corporate action of the Company, and when the Conversion Stock has been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of such Conversion Stock and such Conversion Stock has been issued by the Company upon an event of default under the Note as set forth in the Registration Statement, such Conversion Stock will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP